Exhibit 99.1

Press Release

Contacts:

J. Scott Kamsler Sr. Vice President and Chief Financial Officer (510) 668-7110	For Release December 18, 2007

Exar Corporation Revises December Quarter Guidance

Fremont, California, December 18, 2007 - Exar Corporation (NasdaqGM: EXAR), today revised its revenue estimate for its 2008 third fiscal quarter ending December 30, 2007. The Company now expects that the December quarter GAAP revenue will be between $22.5 million and $23.5 million. This estimate excludes approximately $11 million sales due to (1) purchase accounting which precludes recognition of revenue from sell through of inventory held by Sipex’s distributors as of Exar’s acquisition of Sipex on August 25, 2007; and (2) the change in revenue recognition to the sell through method from the sell in method (used prior to the acquisition of Sipex) for Exar’s principal distributors. Based upon the revenue recognition practices in place at each Company prior to the acquisition of Sipex, revenues for the December quarter would have been approximately $33.5 million to $34.5 million for the combined Company. Exar had previously indicated that, on pre-acquisition accounting basis, it expected revenue for the December quarter to increase by a low single digit percentage from $36.9 million for the September quarter.

The decrease in expected revenue primarily relates to lower than anticipated orders for its power and interface products and to wafer fabrication delays at the Company’s supplier in China. The Company now believes that the results of its merger with Sipex will be accretive in the September 2008 quarter.

“My immediate focus will be on improving the Company’s execution – driving revenue growth and improving bottom line performance,” stated John McFarlane, interim chief executive officer. “We remain optimistic about Exar’s long-term prospects and are continuing to purchase the Company’s stock under our previously announced share repurchase program.”

Safe Harbor Statement

The Company’s statements in this release about its future financial performance, among others, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties are detailed in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended March 31, 2007 and Forms 10-Q for the fiscal quarters ended June 30, 2007 and September 30, 2007.

About Exar

Exar Corporation is Powering Connectivity by delivering highly differentiated silicon solutions empowering products to connect. With distinctive knowledge in analog and digital technologies, Exar enables a wide array of applications such as portable devices, home media gateways, communications systems, and industrial automation equipment. Exar has locations worldwide providing real-time system-level support to drive rapid product innovation. For more information about Exar visit: http://www.exar.com.